UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2006.

MAGNUS INTERNATIONAL RESOURCES INC. (Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation	333-74992 (Commission File Number)	98-0351859 (IRS Employer Identification No.)

101 Convention Center Drive, 7th Floor Las Vegas, Nevada (Address of principal executive offices)	89109 (Zip Code)

Registrant's telephone number, including area code (888) 888-1494

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 20, 2006, Magnus International Resources Inc. ("Magnus") (“the Company”) purchased the rights to 100% of a gold exploration license for a prospect known as the Manzhanggang gold mining area in Qinghai Province, People’s Republic of China.

The Manzhanggang property in Xinghai County, Qinghai Province lies within a geological terrain that exhibits strong potential for precious metal mineralization within Tertiary volcanic rocks.

The prospect lies on a structural regime with a northwest trend on the eastern part of the Kunlun Mountains, and has previously been studied by the Qinghai Nuclear Industry Geology Bureau.  Geological mapping, soil geochemistry, and trench sample data from the Bureau has been reviewed and analyzed over the last several months.  Especially noteworthy are trench sample results with highly elevated gold grades within well-expressed soil geochemical anomalies.  All of the exploration results from work completed to date are included in the agreement.  Mineral alteration is distinctive around gold-mineralized zones, and satellite imagery of the area shows strong potential for mineral discovery.

The license covered under the acquisition agreement encompasses approximately 50 square kilometers.  A small family-scale producing gold mining operation occupies an area of approximately 2 square kilometers entirely within the license.  High grade gold in veins and altered wall-rock is now being recovered from this small family-scale operation. Within the license covered under the agreement, a fault zone complex extends for 10 km in length and 4 km in width.  Magnus will explore this zone in the planned exploration program.

Magnus signed an Exploration License Transfer Agreement with the Geologic Bureau of the Qinghai Provincial Nuclear Industry (“Qinghai Bureau”) under which Magnus pays RMB 3,200,000 Yuan (RMB three million and two hundred thousand, approximately $400,000 USD) to acquire a 100% interest in a gold exploration license covering the Manzhanggang gold mining area, comprising an area of 50 square Km.

Under the agreement, Magnus acquires a 33.36 square km exploration license currently held by the Qinghai Bureau, and the Qinghai Bureau is also obligated to assist Magus in acquiring an approximately 17 square kilometer adjacent concession to which a license  expansion application is underway.

To hold the exploration license, Magnus is forming a Wholly Foreign Owned Enterprise, or WFOE, to be named Qinghai Minerals Inc., which allows foreign enterprises to own property and conduct business in China under certain guidelines.  Once the formation of the WFOE is approved, the exploration license will be transferred to it and all exploration activities will be conducted through it.  It is expected that formation of the WFOE will take between 30-60 days.  In the meantime, our president, Graham Taylor, has signed the transfer agreement on behalf of the to be formed WFOE.

In exchange for the successful transfer of the 33.36 sq Km license currently owned by the Qinghai Bureau and the additional 17 square kilometer license currently under application for expansion, Magnus has agreed to pay the Qinghai Bureau 3,200,000 RMB (approximately US$400,000).  Of this, 400,000 RMB is due within 10 days of signing the agreement, and the balance is due upon successful completion of the transfer of the exploration licenses (both the 33.36 square kilometer license and the proposed 17 square kilometer expansion) to the WFOE.  Once these licenses have been transferred, the Qinghai Bureau is obligated to assist Magnus in expanding the license a further 44.5 sq kilometers.

A copy of the Exploration License Transfer Contract is attached hereto as Exhibit 10.1.

ITEM 1.02  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On April 22, 2006, the Company announced that, after conducting thorough due diligence, it has elected to opt out of its option to purchase an interest in the Xixia TiO2 property in Henan Province.

On March 24, the Company acquired an option to purchase 30% of one of China’s potentially largest high-quality titanium properties, at Xixia in Henan Province.  The Company reasonably believed, based on existing Chinese reports and existing data, that the property contained titanium mineralization of significant value.

According to the available documents (which are non-compliant to U.S. Industry Guide 7 and Canadian National Instrument 43-101), the property was reported to contain as much as 22 million tonnes of TiO2 containing 13.2 million tonnes of Titanium metal.  Under the terms of the agreement, Magnus initiated a 90-day due diligence period to further evaluate the significant opportunity.

Dr. Paul Taufen, Magnus’ chief technical geologist, enlisted the assistance of several titanium industry experts, including the Consulting Geologist and Engineer Firm of Watts, Griffis and McOuat, and visits to the Xixia TiO2 property site were conducted in mid-April.  Based on these visits, and based on consultation with various experts in the titanium industry and existing available information in relation to the property, a detailed and conclusive report was produced by Watts, Griffis and McOuat and certain recommendations were made to the Magnus Board.

The Watts, Griffis and McOuat report reveals some key concerns regarding the property.  Among those concerns, the rutile in the mineralized system is of a very fine grain size, and the recovery and marketing of TiO2 as rutile in such a system, if possible at all, would require significant new investment in processing technology.  In addition, a high stripping ratio and significant dilution of the potential resource would make bulk mining less feasible, and thus may increase extraction costs significantly.

Based on this report, the opinions of other geological advisors and Dr. Paul Taufen, the Board has determined that it is not in the best interests of the Company to pursue the property further and the Company will opt out of the March 24 agreement as permitted under the 90-day due diligence review period provision.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

On March 29, 2006, the Company issued 340,000 shares (each a “Share”) to three individuals in connection with the exercise of warrants at a price of $1.20 per Share, for total proceeds of $408,000.00. In addition, each warrant holder received a piggyback warrant in the same amount of warrants that each individual exercised.  The Company believes that such issuance is exempt from registration under Regulation S promulgated under the Securities Act of 1933, as amended, as the securities were issued to the individual through an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.

On April 4, 2006, the Company issued 100,000 shares (each a “Share”) to one individual in connection with the exercise of warrants at a price of $1.20 per Share, for total proceeds of $120,000. In addition the warrant holder received a piggyback warrant in the same amount of warrants that the one individual exercised.  The Company believes that such issuance is exempt from registration under Regulation S promulgated under the Securities Act of 1933, as amended, as the securities were issued to the individual through an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.

On April 10, 2006, the Company issued 250,000 shares (each a “Share”) to one individual in connection with the exercise of stock options at a price of $0.50 per Share for total proceeds of $125,000.00. The Company believes that such issuance is exempt from registration under Regulation S promulgated under the Securities Act of 1933, as amended, as the securities were issued to the individual through an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.

On April 10, 2006, the Company issued 668,248 units (each a “Unit”) to 53 entities due to the closing of the Company’s private placement at $1.60 per Unit for total proceeds of $1,069,196.80. Each Unit consists of one share of common stock of the Company and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one additional share of common stock of the Company at US$2.40 per warrant share until April 19, 2008. The Company believes that such issuance is exempt from registration under Regulation S promulgated under the Securities Act of 1933, as amended, as the securities were issued to the individual through an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.

On April 20, 2006, the Company issued 96,000 shares (each a “Share”) to six individuals in connection with the exercise of stock options at a price of $0.50 per share for total proceeds of $48,000.00. The Company believes that such issuance is exempt from registration under Regulation S promulgated under the Securities Act of 1933, as amended, as the securities were issued to the individual through an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.

On April 20, 2006, the Company issued 190,000 shares (each a “Share”) to two individuals in connection with the exercise of warrants at a price of $1.225 per Share, for total proceeds of $232,750.00. In addition, each warrant holder received a piggyback warrant in the same amount of warrants that each individual exercised.  The Company believes that such issuance is exempt from registration under Regulation S promulgated under the Securities Act of 1933, as amended, as the securities were issued to the individual through an offshore transaction which was negotiated outside of the United States and consummated outside of the United States.

The funds received from the investors mentioned above have been and will be used for property exploration expenses, salaries, consultant fees, consultant expenses, general and administrative expenses, working capital and property acquisition payments.

ITEM 8.01  OTHER EVENTS

Pursuant to Form 8-K, General Instructions F, registrant hereby incorporates by reference the press releases attached hereto as Exhibit 99.1 and Exhibit 99.2.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Exploration License Transfer Contract among Geologic Bureau of Qinghai Provincial Nuclear Industry and Qinghai Minerals Inc., dated April 20, 2006.
Exhibit 99.1	Press Release dated April 22, 2006.
Exhibit 99.2	Press Release dated April 23, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 25, 2006

                                                                                                   MAGNUS INTERNATIONAL
                                                                                                   RESOURCES INC.

                                                                                                   By:       /s/ Graham Taylor
                                                                                                   Name:  Graham Taylor
                                                                                                   Title:     President and a Director